Exhibit 10.3
ARAMARK

December 14, 2020

MR BridgeStone Advisor LLC
712 Fifth Avenue, Suite 17F
New York, New York 10019
Attn: Paul C. Hilal

Re: Stewardship Framework Agreement

Ladies and Gentlemen:

Reference is made to (i) the Stewardship Framework Agreement, made and entered into effective as of October 6, 2019 (as amended or otherwise modified from time to time, the “Stewardship Framework Agreement”), by and between Aramark (“Aramark” or the “Company”) and MR BridgeStone Advisor LLC (“Mantle Ridge”), on behalf of itself and its affiliated funds and (ii) the Second Amended and Restated By-laws of Aramark (as amended or otherwise modified from time to time, the “Bylaws”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stewardship Framework Agreement.

Section 1(c) of the Stewardship Framework Agreement provides that for a period of three (3) years after the date of the Stewardship Framework Agreement (such three-year anniversary, the “Board Size Expiration Date”), the size of the Board of Directors of the Company (the “Board”) will not be more than eleven (11) directors. Notwithstanding such provision, Mantle Ridge agrees that the size of the Board may be increased to twelve (12) directors immediately prior to the Company’s 2021 annual meeting of stockholders (including any adjournments or postponements thereof, the “2021 Annual Meeting”) to permit the election to the Board at the 2021 Annual Meeting of the eleven (11) directors currently serving on the Board and one additional candidate approved by Mantle Ridge. If at any time prior to the Board Size Expiration Date, any director serving on the Board (other than the Mantle Ridge Director) ceases to serve on the Board for any reason, then the Company shall take all requisite action so that the size of the Board does not exceed eleven (11) directors at any time prior to the Board Size Expiration Date.

Prior to the 2021 Annual Meeting, the Board shall adopt (i) an amendment to Article III, Section 1 of the Bylaws in a manner consistent with this letter agreement in a form reasonably acceptable to Mantle Ridge and (ii) resolutions providing for the increase in the size of the Board effective at the time of the 2021 Annual Meeting as permitted by this letter agreement.

Except as expressly set forth herein, this letter agreement shall not, by implication or otherwise, constitute a waiver of any other term or provision of the Stewardship Framework Agreement, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any of the parties under the Stewardship Framework Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stewardship Framework Agreement, or waive, release or limit the exercise by the parties of any of their rights thereunder, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This letter agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile).

[Signature Page Follows]

Exhibit 10.3

If you are in agreement with the foregoing, please so acknowledge by signing in the space provided below.

Very truly yours,

ARAMARK

By:	/s/ JOHN J. ZILLMER
	Name:	John J. Zillmer
	Title:	Chief Executive Officer

Acknowledged and Agreed
as of the date first set forth above:

MR BRIDGESTONE ADVISOR, LLC

By:	Mantle Ridge LP, its sole member

By:	Mantle Ridge GP LLC, its general partner

By:	PCH MR Advisor Holdings LLC, its managing member

By:	/s/ PAUL C. HILAL
	Name:	Paul C. Hilal
	Title:	Sole Member